Exhibit 99.1

FOR IMMEDIATE RELEASE

FALCON RIDGE DEVELOPMENT, INC. ANNOUNCES
TWO HUNDRED TO ONE REVERSE STOCK SPLIT

Albuquerque, NM -August 15, 2006. Falcon Ridge Development, Inc. (FCNR.BB) today announced that its Board of Directors declared, on August 3, 2006, a 1 for 200 reverse stock split in its common stock (“Reverse Split”) to be effective as of the close of business, Pacific Daylight Time on August 15, 2006 (“Effective Date”). Shareholders of record on the Effective Date will receive 1 share for every 200 shares held on that date. Following the Reverse Split, existing stock certificates representing common shares will be deemed to represent one-two hundredth of the face amount. Existing certificates will not be exchanged for new certificates and certificates should not be returned to the company or its transfer agent until the shares represented by the certificate are transferred. No fractional shares will be issued in connection with the Reverse Split. Cash will be paid in lieu of fractional shares determined in an amount proportional to $ 1.94 per post Reverse Split whole share. The Reverse Split did not alter any voting rights or other terms of the common stock.

On August 15, 2006, we had 752,262,441 shares of common stock outstanding. As a result of the Reverse Split, we will have 3,761,312 shares of common stock outstanding and our authorized common stock will be decreased from 900,000,000 shares to 4,500,000 shares.

About Falcon Ridge Development, Inc.

 Falcon Ridge Development, Inc. is engaged in the real estate industry. It acquires tracts of raw land and develops them into residential lots for sale to homebuilders. Falcon Ridge plans to expand its operations into the homebuilding business. FRDI’s operations are predominantly located in Rio Rancho, New Mexico, and Belen, New Mexico. Since inception, FRDI has developed one property known as Sierra Norte.